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                                                                    EXHIBIT 99.1

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                      COMPLETES FINANCING ARRANGEMENTS FOR
                    ACQUISITION OF THE MULTI FAMILY BUSINESS
                       OF INSIGNIA FINANCIAL GROUP, INC.

DENVER, Sept. 2 /PRNewswire/--Apartment Investment and Management Company (NYSE:
AIV)("AIMCO") announced today that it has completed financing arrangements for the acquisition of the multifamily business of Insignia Financial Group, Inc. ("Insignia") by obtaining a $300 million loan commitment from Lehman Brothers. Closing of the loan is subject to customary conditions.

     Peter Kompaniez, President of AIMCO, indicated that the Insignia transaction would close in early October 1998, assuming the stockholders of Insignia approve the transaction. The Insignia stockholders' vote is scheduled for September 14, 1998.

     Mr. Kompaniez also indicated that assuming consummation of the Insignia merger, AIMCO was "on track" today to meet industry analysts' consensus estimates for Funds From Operations for 1998 and 1999 of $3.41 per common share and $3.96 per common share, an increase of 23% and 42% over 1997 results of $2.78 per common share.

     The foregoing estimates of FFO are forward-looking statements that involve numerous risks and uncertainties that could result in actual results differing materially from the expectations set forth above. Some of the factors that could affect the foregoing expectations include general economic conditions, competition in and performance of local real estate markets, competition from other property management companies, AIMCO's ability to obtain financing, increases in interest rates, increases in operating costs and real estate taxes, as well as other risks detailed from time to time in AIMCO's filings with the Securities and Exchange Commission.

     AIMCO is a real estate investment trust with headquarters in Denver, Colorado and 15 regional operating centers, which holds a geographically diversified portfolio of apartment communities. As of July 31, 1998, AIMCO, through its subsidiaries, owned or controlled 58,890 units in 213 apartment communities and had an equity interest in 73,444 units in 472 apartment communities. In addition, AIMCO managed 68,253 units in 357 apartment communities for third parties and affiliates, bringing the total owned and managed portfolio to 200,587 units in 1,042 apartment communities. AIMCO's properties are located in 42 states, the District of Columbia and Puerto Rico. Upon completion of the previously announced merger with Insignia, AIMCO will become the largest manager of apartment communities in the United States, with ownership interests in approximately 251,000 units and an additional 146,000 units managed for third party owners. The 397,000 units in approximately 2,300 apartment communities are located in 49 states, the District of Columbia and Puerto Rico.

SOURCE    Apartment Investment and Management Company

 -0-        09/02/98
Contact:  Peter Kompaniez, President 909-336-4821, or
          Leeann Morein, Senior Vice President of Apartment Investment and
                         Management Company, 303-757-8101
          e-mail: investor@aimco.com/
          web Site: http://www.aimco.com/
          (AIV)